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                                                                  Exhibit 10.65


                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 6th day of November, 1996, by and between SERAGEN, INC., a Delaware corporation with its principal place of business at 97 South Street, Hopkinton, Massachusetts 01748 (the "Company"), and Jean C. Nichols, Ph.D., an individual residing at 15 Astra, Wayland, Massachusetts 01778 (the "Executive").

     WHEREAS, the Executive is currently employed by the Company as its Senior Vice President pursuant to an Employment Agreement dated January 1, 1995 (the "1995 Agreement"); and

     WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

     1. TERM OF AGREEMENT. The 1995 Agreement shall be terminated effective as of November 6, 1996. This Agreement shall commence on November 6, 1996 (the "Effective Date") and shall continue thereafter, unless sooner terminated pursuant to Section 4, until November 6, 1999 (the "Term").

     2. TITLE; CAPACITY. The Executive shall serve as President, Chief Technology Officer and a director of the Company, based at the Company's headquarters in Hopkinton, Massachusetts, or such place or places in the continental United States as the Chief Executive Officer shall determine. The Executive shall be subject to the supervision of the Chief


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Executive Officer. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to her consistent with the Executive's position. The Company shall use its best efforts to solicit and encourage shareholders of the Company to appoint and elect the Executive to the board of directors of the Company during the term of her employment, and the Executive agrees to serve as a director of the Company without additional compensation. The Executive agrees to devote her entire business time, attention and energies to the business and interests of the Company during the Term.

     3.   Compensation And Benefits.
          -------------------------

          3.1 SALARY. The Company shall pay the Executive, in monthly installments, an annual base salary of $225,000 ("Base Salary").

          3.2 FRINGE BENEFITS. The Executive shall be entitled, at the Company's expense, to participate in all bonus and benefit programs, if any, that the Company establishes and makes available to its employees to the extent that the Executive's position, tenure, salary, age, health and other qualifications make her eligible to participate. The Executive shall be entitled to four (4) weeks paid vacation per year in addition to other paid holidays provided to all other Company executives. The Executive shall also be entitled to health insurance for herself and her family, life insurance and appropriate disability insurance coverage for an executive of her position and salary level. The Company will pay for membership in appropriate professional organizations as reasonably required.

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          3.3 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the
Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties, responsibilities, or services under this Agreement, upon presentation by the Executive of appropriate documentation, expense statements, vouchers and/or such other supporting information in such form as the Company may reasonably request.

          3.4 SEVERANCE. In the event that the Executive's employment is terminated for any reason other than for "Just Cause" (as defined in Section 4), whether during or after the Term, the Company shall pay severance compensation equal to twelve (12) months salary at the annual rate in effect on the date of notice of termination. During this twelve (12) month period the Company will continue to pay for all insurance and other benefits being provided by the Company to the Executive on the date of notice of termination. The severance payment will be made in twelve (12) equal monthly installments commencing one month following the date of notice of termination.

          3.5 ACCRUED VACATION. On June 30, 1997, the Company shall pay the Executive for forty-five (45) days of vacation not taken during the period from the commencement of her employment with the Company until November 4, 1996, based upon the Executive's Base Salary. The Executive agrees that such payment shall discharge in full the Company's obligation with respect to vacation earned prior to November 4, 1996.

          3.6 STOCK OPTIONS. The Company shall within 30 days of the Effective Date grant the Executive stock options under the Seragen, Inc. 1992 Long Term Incentive Plan (the "Plan") to purchase a number of shares of the Company's common stock, par value

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$0.01 per share ("Common Stock"), equal to (a) 1.275% of the outstanding Common
Stock on the date of grant, measured on a fully diluted basis, taking into account all options, warrants, conversion rights and other rights issued by the Company to acquire equity securities issued prior to the actual date of grant and based upon the exercise or conversion price that would apply if such options, warrants, conversion rights, and other rights were exercised or converted on the grant date, less (b) the stock options to purchase 54,000 shares of Common Stock previously granted by the Company to the Executive listed on Schedule I hereto. All stock options previously granted by the Company to the Executive other than the stock options to purchase 54,000 shares of Common Stock listed on Schedule I hereto shall be cancelled immediately upon the grant of options pursuant to this Agreement. To the extent permitted by federal income tax law, options issued under the plan to the Executive shall be "incentive stock options". The stock options shall be evidenced by an Incentive Stock Option Agreement and, if required, a Non-Qualified Stock Option Agreement substantially in the form of Exhibits A and B to this Agreement (the "Stock Option Agreements"), except as expressly provided otherwise herein. The exercise price per share of Common Stock for Incentive Stock Options granted pursuant to this Agreement shall be the Fair Market Value as defined in the Plan. The exercise price per share of Common Stock for Non-Qualified Stock Options granted pursuant to this Agreement shall be the average bid price as reported on the Nasdaq Stock Market for a share of Common Stock for the ten (10) consecutive trading day period ending on the Effective Date. Both Stock Option Agreements shall provide that (i) the options issued thereunder shall vest, i.e., become exercisable, in monthly installments of 2.7778% commencing on the Effective Date and on

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the first day of each calendar month thereafter so that the Executive shall be fully (100%) vested on the first day of the month immediately before the third anniversary of the Effective Date; (ii) upon a Change in Ownership (as hereinafter defined) in place of the vesting schedule provided in clause "i" above the options shall vest retroactively as of the Effective Date 25% on the Effective Date and an additional 2.0833% on the first day of each calendar month thereafter so that the Executive shall be fully (100%) vested on the first day of the month immediately following the third anniversary of the Effective Date;
(iii) upon the termination by the Company of the Executive's employment without Just Cause or the Executive's termination for Good Reason (as the terms are defined in Section 4) in place of the vesting schedules provided in clauses "i" and "ii" above, the options shall vest retroactively as of the Effective Date 25% on the Effective Date and at the accelerated rate of an additional 3.125% on the first day of each calendar month thereafter so that the Executive shall be fully (100%) vested on the first day of the month immediately following the second anniversary of the Effective Date; (iv) options issued shall, to the extent vested, be fully exercisable until the tenth (10th) anniversary of the Effective Date; (v) the options shall be exercisable in accordance with the terms of the Plan, including the right to pay the option exercise price in whole or in part by surrendering shares of the Common Stock with an aggregate fair market value equal to the option exercise price or surrendering vested options with an aggregate stock option spread equal to the option exercise price in accordance with the terms of the Plan, and shall provide that stock certificates shall be issued outright and free of escrow no later than three (3) days after the date of exercise; (vi) stock certificates issued pursuant to the exercise of an option shall not include any legends or be

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subject to any transfer restrictions, except for restrictions required by
Section 16 of the Securities Exchange Act of 1934, as amended; (vii) the Company shall not terminate any option issued to the Executive upon a "Change in Control" (as defined in the Plan) without the Executive's prior written approval; (viii) in the event that at any time before a Target Equity Financing (as hereinafter defined), the Company grants options or other equity interests to management, employees, directors or consultants or the Company sells shares of its Common Stock or any equity securities or securities convertible or exchangeable into any equity securities of the Company, as part of a plan or series of plans of financing, or the number of shares of Common Stock outstanding on a fully diluted basis increases as a result of a change in the conversion ratio of any class of securities convertible or exchangeable into an equity securities of the Company, the Company shall grant to the Executive additional stock options under the Plan covering that number of shares of Common Stock necessary to cause the Executive's proportionate holdings of the outstanding Common Stock, on a fully diluted basis, immediately after the grant or sale of such options, shares or other equity interests to equal her proportionate holdings of the outstanding Common Stock, on a fully diluted basis, immediately prior to the grant or sale of such options, shares or other equity interests; all additional stock options shall have the same terms and conditions, and shall vest as though they were granted on the same date as the initial options that are required to be issued within 30 days of the Effective Date; (x) each option shall include all other rights and benefits under the Plan, including Section 11 of the Plan (regarding accelerated vesting on Change in Control); and (x) the Company has registered, or within 30 days of the Effective Date shall at its own expense register, under the Securities Act of 1933 all shares issued or

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to be issued pursuant to the exercise of the stock options on Form S-8, the obligation to maintain such registration to continue following the Executive's termination of employment. The Executive agrees that, if requested by an underwriter of the Company's securities, the Executive will comply with any reasonable customary lock-up periods in connection with the Company's offering of securities provided that all other executive officers and directors of the Company also must comply with such restrictions and provided that no such lock-up periods shall exceed 180 days. The Plan shall be amended as necessary to provide or permit the issuance of the options described in this Section 3.6. All additional stock options shall have the same terms and conditions, and shall vest as though they were granted on the same date, as the options issued pursuant to this Section. For purposes of determining the outstanding Common Stock on a fully diluted basis, all shares of Common Stock issuable upon exercise of options outstanding under the Plan or any other stock option plan (including the options granted to the Executive pursuant to this Agreement) and all shares of Common Stock issuable on exercise of all other outstanding options, warrants, conversion rights or other rights issued by the Company to acquire equity securities shall be deemed to be outstanding.

     The Board shall in good faith take all necessary action to effect the terms of this Agreement and to register the underlying shares of Common Stock under applicable securities laws as provided herein.

     For purposes of this Agreement, the following terms shall be defined as set forth below:

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     A "Change in Control" of the Company shall have the same meaning as provided by Section 11(b) of the Seragen, Inc. 1992 Long Term Incentive Plan as amended through the date hereof.

     A "Change in Ownership" of the Company shall mean (i) the acquisition by any "person" or group of "persons" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), whether by way of merger, sale of assets, stock purchase, tender offer or otherwise, of (A) all or substantially all of the equity securities of the Company or (B) all or substantially all of the operating assets of the Company, or (ii) the sale or out-licensing of the majority (in value) of the Company's technology assets.

     "Target Equity Financing" shall mean the receipt by the company of proceeds of at least Twenty Million ($20,000,000) Dollars from the sale or issuance of stock of the Company or of debt securities of the Company with conversion rights, other than (i) stock or debt securities sold or issued to a current shareholder and/or affiliated investment entities; or (ii) stock issued as a result of the exercise of options presently outstanding or issued pursuant to the Plan.

          4. EMPLOYMENT TERMINATION. Section 1 of this Agreement notwithstanding, the employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1 JUST CAUSE. At the election of the Company, for Just Cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 4.1, "Just Cause" shall mean (a) the commission by the Executive of a willful act of material fraud in the performance of her duties on behalf of the Company; (b) the conviction

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of the Executive of, or the entry of a plea of guilty or nolo contendere by the
Executive to, any crime involving moral turpitude or any felony; or (c) the breach by the Executive of any material term of this Agreement or the continuing willful failure of the Executive to perform her material duties to the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such breach or failure are given to the Executive by the Board of Directors or the Chief Executive Officer of the Company, PROVIDED that no notice shall be due for any act described in subparagraphs (a) and (b);

          4.2 DEATH OR DISABILITY. Thirty days after the death or total disability of the Executive. As used in this Agreement, the term "total disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 consecutive days or 150 days in the aggregate, during any 360-day period to perform the services contemplated under this Agreement. A determination of total disability shall be made by a physician satisfactory to both the Executive and the Company, PROVIDED THAT if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

          4.3 WITHOUT JUST CAUSE. Upon notice of termination given at the election of the Company without Just Cause, which shall include in the event that the Company shall have incurred a Change in Ownership or a Change in Control, PROVIDED THAT the Executive shall be entitled to the severance payment provided in Section 5.3 in such event.

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          4.4 TERMINATION BY THE EXECUTIVE. The Executive may terminate her employment hereunder at any time upon not less than thirty (30) days' prior written notice. Upon the Executive's voluntary termination of employment without Good Reason pursuant to this Section 4.4, the Executive shall not be entitled to the severance benefits described in Section 3.4 above. Upon the Executive's termination of employment for Good Reason pursuant to this Section 4.4, the Executive shall be entitled to the severance payment provided in Section 5.3 in such event.

          4.5 GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the Company shall have materially breached its obligations under this Agreement, and such breach is not cured within twenty (20) days of the Executive's sending a written notice of such breach;

               (ii) the Company shall have incurred a Change in Ownership;

               (iii) the Company shall have incurred a Change in Control;

               (iv) the Executive shall at any time during her employment and more than 30 days after the effective Date not be a member of the Board of Directors or the President, unless the Executive shall have resigned from or failed to accept such position(s); or

               (v) the Company shall have acted in bad faith to cause the Executive to resign from the Company.

          Good Reason shall not arise in any situation in which the Executive shall have given prior written consent to the act or failure to act of the Company.

          5.   EFFECT OF TERMINATION.
               ---------------------

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          5.1 TERMINATION FOR JUST CAUSE. In the event the Executive's employment is terminated for Just Cause pursuant to Section 4.1, the Company shall pay to the Executive the compensation and benefits otherwise payable to her under Section 3 through the last day of her actual employment by the Company.

          5.2 TERMINATION FOR DEATH OR DISABILITY. If the Executive's employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, both (i) the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of her employment because of death or disability occurs and (ii) the severance payment provided in
Section 3.4.

          5.3 TERMINATION WITHOUT JUST CAUSE. If the Executive's employment is terminated by the Company without Just Cause or by the Executive for Good Reason pursuant to Section 4.3, the Company shall pay to the Executive both (i) the compensation and benefits otherwise payable to her under Section 3 through the last day of her actual employment by the Company and (ii) the severance payment provided in Section 3.4.

          5.4 SURVIVAL. The provisions of Sections 3.4, 4, 5, 6 and 7 shall survive the termination of this Agreement.

     6.   Non-Compete.
          -----------

               (a) During her employment and for a period of one (1) year after the termination or expiration thereof, the Executive will not directly or indirectly:

                    (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever

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(other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products competitive with the products, and using technologies which are utilized in the products, developed or being developed, produced, marketed or sold by the Company while the Executive was employed by the Company;

                    (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                    (iii) solicit, divert or take away, or attempt to divert or to take away, the business of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Company during the last 24 months of the employment of the Executive.

               (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range or activities or in too broad a geographic area, it shall he interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

               (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any

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such breach, in addition to such other remedies which may be available, the
Company shall have the right to seek specific performance and injunctive relief.

     7.   PROPRIETARY INFORMATION AND DEVELOPMENTS.
          ----------------------------------------

          7.1  PROPRIETARY INFORMATION.
               -----------------------

               (a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds projects, developments, plans, research data, clinical data, financial data of the Company, whether or not generated during normal working hours or on the premises of the Company. Proprietary Information shall not include any information that (i) is generally known within the industry before the date of this Agreement or becomes common knowledge within the industry thereafter, (ii) is disclosed to the Executive by a third party which did not obtain the information, directly or indirectly, under an obligation of confidence to the Company, or (iii) the Executive is required to disclose by enforceable legal process.

               (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into her custody or possession, shall be and are

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the exclusive property of the Company to be used by the Executive only in the performance of her duties for the Company.

               (c) The Executive agrees that her obligations not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

          7.2  DEVELOPMENTS.
               ------------

               (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under her direction or jointly with others during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

               (b) The Executive agrees to assign and does hereby assign o the Company (or any person or entity designated by the Company) all her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the

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Company's premises and not using the Company's tools, devices, equipment or
Proprietary Information.

               (c) The Executive agrees to cooperate fully with the Company at the Company's expense, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any of the Developments.

               7.3 OTHER AGREEMENTS. The Executive hereby represents that she is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that her performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement with any previous employer or other party to keep in confidence proprietary information, knowledge or data acquired by her in confIdence or in trust prior to her employment with the Company.

          8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mall, postage prepaid, addressed to the other

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party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

          9. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms or nouns and pronouns shall include the plural, and vice versa.

          10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

          11. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

          12. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

          13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon id inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, PROVIDED, HOWEVER, that the obligations of the Executive are personal and shall not be assigned by her.

          14. LEGAL FEES. The Company shall pay the Executives reasonable legal fees incurred with respect to the negotiation and preparation of this Agreement.

          15. Miscellaneous.
              -------------

               15.1 NO WAIVER. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or

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consent given by the Company on any one occasion shall be effective only in the instance and shall not be construed as a bar or waiver of any right on any other occasion.

               15.3 CAPTIONS. The captions of the sections of this Agreement are for convenience and reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

               15.3 SEVERANCE. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                              SERAGEN, INC.

                                              By:
                                                 -----------------------------
                                                 Reed R. Prior
                                                 Chairman of the Board
                                                 and Chief Executive Officer

                                              EXECUTIVE

                                              --------------------------------
                                              Jean C. Nichols, Ph.D.


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                                   Schedule I
                                   ----------

                                              Number of
Grant Date           Type Of Option         Option Shares   Exercise Price
----------           --------------         -------------   --------------

12/4/86              Incentive Stock
                     Option                     4,000            $0.75

2/5/92               Non-Qualified
                     Stock Option              50,000            $1.50


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